EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-69496, 333-82180 and 333-89204 on Form S-3, and Registration Statement Nos. 333-94387 and 333-91526 on Form S-8 of Quicksilver Resources Inc. of our report dated March 14, 2003, appearing in this Annual Report on Form 10-K of Quicksilver Resources Inc. for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

Fort Worth, Texas

March 26, 2003